Exhibit 99.1

Press Release

Vuzix Reports Third Quarter 2024 Results

ROCHESTER, N.Y., November 14, 2024 – Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies, today reported its financial results for the third quarter ended September 30, 2024, and provided updates on its strategic progress.

“During the quarter, Vuzix made meaningful advancements across key areas, including its partnership with Quanta Computer, which delivered the first $10 million tranche of a $20 million multi-phase equity investment. This collaboration is expected to accelerate the development and scaling of next-generation AI smart glasses, expanding Vuzix’ reach into the growing OEM market,” said Paul Travers, President and CEO of Vuzix. “The Company also continued to scale its waveguide manufacturing capabilities and feels it has a significant competitive advantage given its industry-leading cost efficiency.”

“At the same time, cost discipline remains a cornerstone of Vuzix’ strategy. The Company achieved a 28% year-over-year reduction in quarterly cash operating expenses during the third quarter, enhancing financial efficiency and extending its operational runway,” added Mr. Travers.

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended September 30, 2024 and 2023, respectively:

	For Three Months Ended September 30
	($000s except per share amounts)
	2024	2023
Sales:
Sales of Products	$988	$1,371
Sales of Engineering Services	397	808
Total Sales	1,386	2,180

Total Cost of Sales	1,646	2,418

Gross Profit (Loss)	(260)	(238)
Gross Profit (Loss) %	(19)%	(11)%

Operating Expenses:
Research and Development	2,334	2,913
Selling and Marketing	1,766	2,832
General and Administrative	4,347	4,467
Depreciation and Amortization	411	959
Impairment on Intangible Asset & Equity
Investment	182	-
Impairment of Patents and Trademarks	-	24

Loss from Operations	(9,299)	(11,432)

Total Other Income (Expense)	77	449
Net Loss	(9,222)	(10,983)

Loss per Common Share	$(0.14)	$(0.17)

Third Quarter 2024 Financial Results

For the three months ended September 30, 2024, total revenues decreased by 36% to $1.4 million versus $2.2 million for the comparable period in 2023. The decrease was the result of a 28% decrease in smart glasses products sales and a 51% decrease in engineering services revenues as compared to the prior year’s quarter.

There was an overall gross loss of $0.26 million for the three months ended September 30, 2024 as compared to a gross loss of $0.24 million for the same period in 2023. The 9% increased gross loss was the result of lower revenues and planned reduced smart glasses production to absorb many of the company’s relatively fixed manufacturing overhead costs.

Research and Development expense was $2.3 million for the three months ended September 30, 2024, versus $2.9 million for the comparable 2023 period, a decrease of approximately 20%. This decrease was primarily due to reduced external development costs and salary and benefits related expenses due to lower headcount.

Selling and Marketing expense was $1.8 million for the three months ended September 30, 2024, versus $2.8 million for the comparable 2023 period, a decrease of approximately 38%. This decrease was primarily due to lower advertising and tradeshow spending and travel-related expenses and reduced salary and benefits expenses due to lower headcount.

General and Administrative expense for the three months ended September 30, 2024 was $4.3 million versus $4.5 million for the comparable 2023 period, a decrease of approximately 3%. The decrease was largely due to reduced salary and benefits related expenses and a decrease in non-cash stock-based compensation.

The net loss for the three months ended September 30, 2024 was $9.2 million, or $0.14 cents per share versus a net loss of $11.0 million, or $0.17 for the comparable period in 2023.

For the third quarter of 2024, total cash operating expenses, a non-GAAP measure consisting of the sum of our total operating expenses less non-cash stock-based compensation, depreciation, amortization, and impairment charges, was $4.7 million versus $6.7 million for the comparable 2023 period, a reduction of 28%. As of September 30, 2024, the Company maintained cash and cash equivalents of $14.3 million and an overall working capital position of $26.5 million. The Company has made great strides towards reductions in our cash expenses over the past year and believes this non-GAAP measure highlights its progress. The table below is a reconciliation of our adjusted cash loss from operations (Non-GAAP) to our loss from operations (GAAP):

Management Outlook

“Both our enterprise smart glasses and broad market OEM pipeline prospects continue to expand. The defense and security sectors remain promising as well, as Vuzix has advanced its collaboration with Thales Corporation, a global leader in aerospace and defense. This project highlights the versatility and performance of Vuzix’ advanced optical technology in mission-critical head-mounted display applications as Thales moves toward production-ready deployment,” continued Mr. Travers.

"Vuzix is making significant progress in its transition to an expanded OEM-driven model while continuing to support enterprise markets. Our partnership with Quanta and advancements in waveguide manufacturing position us to meet the growing demand for scalable, high-performance smart glasses. CES 2025 will mark a pivotal moment as we unveil co-developed AI smart glasses concepts with OEM partners, further demonstrating the versatility and innovation of our technology,” concluded Mr. Travers.

Conference Call Information

Date: Thursday, November 14, 2024

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=R4dYAORt

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended September 30, 2024.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 14, 2024, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13750030.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI driven Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 400 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and the augmented reality wearables field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, improvements in the Company’s waveguides and manufacturing capacity, ongoing R&D project successes, existing and new engineering services programs and their eventual conversion to volume production OEM programs, future revenue and operating results, the amount and impact of operating expense cash reductions, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com